Exhibit 8

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	1255 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	December 31, 1998
Date of Report	February 25, 1999

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Feb 25, 1999
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Feb 25, 1999
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

DECEMBER 31

(expressed in U.S. dollars)

	1998	1997
ASSETS
CURRENT
Cash	$232,260	$389,230
Accounts receivable	509,235	501,417
Inventories	393,286	370,237
Prepaid expenses	17,942	49,730

	1,152,723	1,310,614
CAPITAL ASSETS	189,398	208,328
OTHER ASSETS	474,267	634,117

	$1,816,388	$2,153,059

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$573,644	$536,300
Current portion of long-term debt	2,074,352	1,728,887

	2,647,996	2,265,187
LONG-TERM DEBT	2,227,304	2,322,505

	4,875,300	4,587,692
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cumulative translation adjustment	6,782	(15,878)
Deficit	(30,433,309)	(29,786,370)

	(3,058,912)	(2,434,633)

	$1,816,388	$2,153,059

Approved by the Directors:

Director signed “Ian C. Tostenson”

Director signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1998	1997	1996
INCOME
Sales	$1,524,555	$1,680,477	$1,897,227
Cost of sales	885,404	877,001	825,789

	639,151	803,476	1,071,438

EXPENSES
Sales and marketing	529,226	667,235	700,052
Administration	254,598	302,697	344,740
Research and development	33,917	46,914	47,579
Interest on long-term debt	153,022	179,022	154,656

	970,763	1,195,868	1,247,027

Loss from operations	331,612	392,392	175,589
Other income - net	(23,004)	(22,204)	(60,484)

Loss for the period	308,608	370,188	115,105
Deficit, beginning of period	30,124,701	29,416,182	29,023,326

Deficit, end of period	$30,433,309	$29,786,370	$29,138,431

Loss per share	$0.08	$0.09	$0.03

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE SIX MONTHS ENDED DECEMBER 31

(expressed in U.S. dollars)

	1998	1997	1996
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(308,608)	$(370,188)	$(115,105)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	80,795	134,218	140,296
Amortization of discount on long-term debt	128,058	151,736	127,653

	(99,755)	(84,234)	152,844
Net change in working capital items (Note 2):	(5,307)	(158,833)	(230,138)

	(105,062)	(243,067)	(77,294)

FINANCING ACTIVITY
Principal payments on long-term debt	(25,327)	(17,372)	(17,282)

INVESTING ACTIVITIES
Purchase of capital and other assets	(8,261)	(48,364)	(39,581)
Collection of other assets	—	3,920	—

	(8,261)	(44,444)	(39,581)

INCREASE (DECREASE) IN CASH	(138,650)	(304,883)	(134,157)
Effect of exchange rate changes on cash	(10,851)	(2,188)	(2,508)
CASH, BEGINNING OF PERIOD	381,761	696,301	666,703

CASH, END OF PERIOD	$232,260	$389,230	$530,038

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$21,668	$27,712	$26,215

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

December 31, 1998

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended December 31, 1998 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1998.

1.	SHARE CAPITAL

	Six Months Ended December 31, 1998		Six Months Ended December 31, 1997
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 230,000 common shares at a price of Cdn $.25 per share expiring May 3, 2006.

Warrants

There are no warrants currently outstanding.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1998	1997	1996
Net change in working capital items:
Accounts receivable	$95,920	$95,700	$(184,769)
Inventories	(50,824)	(84,161)	(47,788)
Other assets	(29,598)	(10,870)	53,097
Accounts payable	(20,805)	(159,502)	(50,678)

	$(5,307)	$(158,833)	$(230,138)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

December 31, 1998

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are five installments on a non-interest bearing note that were due prior to December 31, 1998 and which aggregate approximately $1.599,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	1255 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	December 31, 1998
Date of Report	February 25, 1999

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Feb 25, 1999
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Feb 25, 1999
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1998

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the six months ended December 31, 1998.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the six months ended December 31, 1998 were:

	Sales and Marketing	Administration
Consulting fees	$29,306	$60,683
Bad debts	—	13,200
Depreciation and amortization	2,809	36,609
License, taxes and regulatory fees	—	32,296
Office, insurance and supplies	12,903	88,010
Professional fees	—	12,077
Promotion and advertising	84,231	—
Rental and utilities	14,145	149,328
Travel and entertainment	34,602	14,126
Wages and benefits	278,157	114,155
Allocated expenses	73,073	(265,886)

	$529,226	$254,598

Cost of Sales:

Cost of Sales for the six months ended December 31, 1998 were:

Payroll and Benefits	$392,797
Raw materials and Supplies	291,375
Allocations and Other Expenses	201,232

$885,404

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $2,882.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended December 31, 1998.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended December 31, 1998.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

DECEMBER 31, 1998

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT DECEMBER 31, 1998

See Note 1 to the consolidated financial statements for the six months ended December 31, 1998.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT DECEMBER 31, 1998

See Note 1 to the consolidated financial statements for the six months ended December 31, 1998.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT DECEMBER 31, 1998

See Note 1 to the consolidated financial statements for the six months ended December 31, 1998.

d)	DIRECTORS AS AT DECEMBER 31, 1998

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

DECEMBER 31, 1998

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the six month period ended December 31, 1998 the Company experienced a 9% reduction in sales as compared to the same period in the previous year, primarily due to significant price competition in the multifocal marketplace as well as the entrance of a moulded disposable multifocal. Soft multifocal revenue declined by 28%, offset by a 15% increase in Toric and spherical revenue, due to the acquisition of the Sof-Form product line on May 1, 1998. Rigid multifocal revenue remains constant compared to the same period in the previous year. Gross margin during the six month period ended December 31, 1998 declined by 6%, from 48% to 42%, as compared to the same period of the prior year. This decrease was primarily due to (i) lower sales which resulted in idle production capacity, (ii) the increased cost associated with compliance with the new United States federal quality system regulations and (iii) the establishment of additional quality systems necessary to obtain European quality certification. Sales and marketing expenses were down 21% due to a restructuring of the salesforce and curtailed advertising and promotional spending. Administrative expenses were down 16% primarily due to reductions in rent expense and reduced headcount.

During December 1998, the Company launched a new visibility tinted competitively priced multifocal lens (Unilens EMA). The new lens design offers improved distance acuity in low illumination and simplified fitting. The lens is being marketed as a compliment to the existing Unilens products to expand market share.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

The company has completed an inventory and assessment of products affected by the year 2000 date change. Software modifications and updates have been completed. The company plans on performing tests during the early half in 1999 and be in compliance prior to June of 1999. The company plans on expending approximately $20,000 on year 2000 compliance software upgrades, modifications and testing during the 1999 fiscal year.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $105,062 was recorded for the six months ended December 31, 1998, primarily due to (i) idle production capacity due to lower sales, (ii) increased cost of production associated with the new quality system. During the 1st half of the fiscal year, the Company reduced headcount by 16% and instituted other cost containment initiatives necessary to return the Company to a break even cash flow during the fiscal year based on current revenue projections.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at December 31, 1998. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.